Exhibit 10.24

Letter of Payment Authorization

February 1st, 2011

Gary Hattersley, Ph.D.
Vice President, Biology
RADIUS HEALTH, INC.
5th Floor
300 Technology Square
Cambridge, MA 02139
United States
ghattersleyaradiuspharm.com

Dear Gary,

We thank you for your interest in Charles River and hope the attached proposal meets with your approval.  For your convenience, we have provided the following summary of the titles and prices of the studies and/or study components under discussion.  If you would like us to proceed with animal orders resource allocation, sign and date the authorization line below.  (If all studies and/or components are not being authorized at this time, please initial the studies and components you wish to authorize and sign and date the authorization line below.  If all studies are being authorized at this time, merely sign and date the authorization line below, leaving the studies and component boxes empty).  These prices are valid for 60 days, but may be modified by mutual agreement if changes to the scope of work are made.

Authorization Initials	Study Number and Title	Price
670646
A 12-Month Osteoporosis Intervention Study In The Ovariectomized Sprague Dawley Rat
(based on Draft Protocol version 2)
	Study Price:	$	[*] US
	Biomechanics:	$	[*] US
	Biomarkers:	$	[*] US
	Bone Densitometry: (DXA + pQCT)	$	[*] US
	Histomorphometry:	$	[*] US
	Total Price:	$	[*] US
	Price with [*]% pre-discount:	$	[*] US
	Total price with [*]% MPM discount:		$962,496 US

In order to minimize the impact of study delays and cancellations for all sponsors, Charles River allocates resources at the time a signed Letter of Payment Authorization is received.  Please note that scheduling is not considered confirmed until a signed copy of this document is received.  By providing authorization via signature below, you will allow us to confirm a schedule for each authorized study.  Your signature further constitutes acceptance of the price and payment schedule.

Payment Schedule for Study # 670646

The payment schedule of this study is as follows:

• 15%     Due at animal arrival

• 75%     Equal Monthly Installment

• 5%       Due upon Submission of Draft Report

• 5%       Due upon Submission of Final Report

Based upon the current scope of work, we would propose the animal arrival in April 2011.  Prior to receipt of this signed Letter of Payment Authorization this initiation date may be lost to another study vying for the same resources.

*Confidential Treatment Requested by the Registrant. Redacted Portion Filed Separately with the Commission.

We understand that occasionally you may request to delay or to cancel a study due to unforeseen circumstances.  Charles River will make every commercially reasonable effort to accommodate requested schedule changes.

Charles River shall perform these services in accordance with the services agreement (the “Agreement”) executed between Charles River and RADIUS HEALTH, INC.  Once fully executed, this Letter of Payment Authorization shall be incorporated into and made part of the Agreement.

STUDY MATERIAL STORAGE/ARCHIVES.  After dispatch of the draft report, all raw data, samples/specimens (except for those sent to Sponsor or Sponsor designated laboratory and resultant data which are the responsibility of Sponsor) and documents generated at Charles River during this study, together with the original copy of the protocol (including amendments) and the draft report, will be retained in the secure storage area of Charles River for one (1) year at no charge.  After this one (1) year period, Sponsor will be contacted prior to the end of the year to authorize continued storage or return to Sponsor, at additional cost.  At finalisation, the final report and any stored materials will be transferred to the scientific archives of Charles River.  Subsequently, storage details will be documented in the raw data.

Any additional storage, archiving or retention will require an Extended Archiving Agreement.

REPEAT OF SAMPLE ANALYSIS.  If applicable for studies involving bioanalytical sample analysis, the parties agree that as of commencement of work, in some instances, repeat of sample analysis will be required.  If this arises, Charles River must notify the Sponsor as soon as possible and determine, between the parties, if these repeats are required by Sponsor.  Consequently, the price per sample analysis/occasion will apply to any additional repeats requested by the Sponsor, as well as any samples above the analytical range, which require dilution.  However, in the event that additional sample analysis/occasions are required, Charles River shall submit a written estimate to the Sponsor for the Sponsor’s written approval, and the Sponsor shall respond to Charles River within five (5) business days, or within the specified time period sanctioned by the Sponsor for receipt of such estimates.  Once authorization is received, Charles River will endeavor, when possible, to proceed with current batches of sample analysis.  Both parties acknowledge that Charles River will be reimbursed for any amount which relates to the repeats if the difference between the original result of the sample analysis and the repeat result of the sample analysis, is within a 30% range.

SHIPMENT OF TEST ARTICLES.  Sponsor and Charles River agree that all costs associated with shipping test article to Charles River shall be the responsibility of the Sponsor.  Charles River shall not be responsible for any direct or indirect damages sustained by the Sponsor resulting from any loss, destruction or damage to the test article(s).

In the event of a conflict between the terms set forth in this Letter of Payment Authorization and the Agreement, the terms of the Master Service Agreement shall control, unless specifically agreed upon to the contrary in this letter.

Please sign and return this document via facsimile or email (contact information below).  Should you have any questions or require any additional information, please do not hesitate to call me. We look forward to being of service.

Best regards,

/s/ B. N. Harvey
Authorized Sponsor Representative
/s/ Stephane Besner
Stephane Besner, B.Sc., M.B.A.
Client Manager, Sales & Marketing
Charles River Laboratoires	B. N. Harvey, CFO
Preclinical Services Montreal Inc.	Feb 3, 2011
Date

22022 Transcanadienne
Senneville, Québec, Canada H9X 3R3
Tel: (514) 630-2436
Fax: (514) 630-8230
e-mail: steohane.besnera.crl.com
Web site: www.criver.com

If a PO is required, please submit PO with Letter of Payment Authorization or fax to 514-630-8230.

Charles River Laboratories Preclinical Services Montréal Inc.

/s/ Michele Marcoux
Michele Marcoux, CMA Director, Finance

Feb 7, 2011
Date

A counter signed version of this document will be returned to you for your records.

c.c. M. Marcoux, S. Pryce, D. Tremblay, S Y. Smith, Main File

Date Created: March 12, 2010
Sponsor: Radius Health, Inc.